Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-130696

Prospectus

TOUCHSTONE MINING LIMITED
Shares of Common Stock
2,500,000 Minimum - 4,000,000 Maximum

Before this offering, there has been no public market for the common stock. Assuming we raise the minimum amount in this offering, we will attempt to have the shares quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares will ever be quoted on the Bulletin Board. To be quoted on the Bulletin Board, a market maker must apply to make a market in our common stock. As of the date of this prospectus we have not made any arrangement with any market makers to quote our shares.

We are offering up to a total of 4,000,000 shares of common stock on a self-underwritten basis, 2,500,000 shares minimum, 4,000,000 shares maximum. The offering price is $0.02 per share. In the event that 2,500,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 2,500,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 2,500,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold on our behalf by our officers and directors. Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

Investing in our common stock involves risks. See "Risk Factors" starting at page 7.

	Gross Proceeds	Expenses of the Offering	Proceeds to Us

Per Share - Minimum	$0.02	$0.012	$0.008
Per Share - Maximum	$0.02	$0.0075	$0.0275
Total Minimum	$50,000	$30,000	$20,000
Total Maximum	$80,000	$30,000	$50,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2006.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated on September 12, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. The property is owned by the United States of America. The claims were staked by Mr. Alan Day of Mineral Exploration Services in Reno, Nevada. Touchstone Mining Limited entered into an agreement to purchase the claims through a five-year payment program totaling $50,000 USD and a five year work program totaling $50,000 USD.

We intend to conduct exploration activities on the Boulder Group property located in the Humboldt County, Nevada. The one property consists of ten lode mining claims. We intend to explore for gold on the property.

There is substantial doubt that we can continue as an ongoing business for the next twelve months and we will have to suspend or cease operations within the next twelve months unless we raise at least the minimum amount in this offering.

We have no plans for revenue generation and we will not generate revenues as a result of this offering.

In all probability the property we intend to explore does not contain any mineral reserves and therefore, any investment in this offering will probably be lost.

At the present, we have no employees and only three officers and directors, who plan to devote only four hours per week to our operations.

There will be no trading market for the shares being offered.

Our administrative office is located at 808 Nelson Street, Suite 2103, Vancouver, British Columbia, Canada, V7Z 2H2 and our telephone number is (604) 684-7619 and our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89511. Our fiscal year end is September 30. Our mailing address is 808 Nelson Street, Suite 2103, Vancouver, British Columbia, Canada V6Z 2H2.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 2,500,000 shares of common stock and a maximum of 4,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.02
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $20,000 assuming the minimum number of shares are sold. Approximately $50,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	600,000
Number of shares outstanding after the offering if all of the shares are sold	4,600,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of September 30, 2005
(Audited)
Balance Sheet
Total Assets	$26,986
Total Liabilities	$18,883
Stockholders Equity - (Deficit)	$8,103

Period Ended
September 30, 2005
(Audited)
Income Statement
Revenue	$0
Total Expenses	$3,897
Net Loss - (Loss)	$(3,987)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with TOUCHSTONE MINING LIMITED

1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on September 12, 2005 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $3,897. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate mineralized material
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

5. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

6. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

7. Because Mr. Douglas Scheving and Mr. Jack BesMargin have other outside business activities and each will only be devoting 10% of their time, or four hours per week to ours to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Messrs. Scheving and BesMargin, our officers and directors have other outside business activities and each will only be devoting 10% of their time, or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Scheving and BesMargin. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

8. If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

We have two officers and three directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find other persons to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

9. Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

10. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

11. NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum $80,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if $50,000, $65,000 and $80,000 of the offering is sold.

	Sale of		Sale of
	2,500,000	Sale of	4,000,000
	Shares	3,250,000	Shares
	Minimum	Shares	Maximum
Gross proceeds	$50,000	$65,000	$80,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$20,000	$35,000	$50,000

The net proceeds will be used as follows:

Grid Mapping	$2,500	$2,500	$2,500
Sample Analysis, Assays	$7,000	$7,000	$7,000
Labor and Supplies	$3,000	$3,000	$3,000
Supervision	$2,500	$2,500	$2,500
Stationary, Mail	$50	$50	$50
Accounting	$750	$750	$750
Office Equipment	$400	$400	$400
Cash on Hand	$3,800	$18,800	$33,800
Totals	$20,000	$35,000	$50,000

Offering expenses consist of: (1) the SEC registration fee (2) printing expenses; (3) accounting fees and expenses; (4) legal fees and expenses; (5) blue sky fees and expenses; and, (6) transfer agent fees.

In addition to the funds raised through this offering, the company has received loans from one of our directors, Douglas Scheving, totaling $15,000. This loan will not be repaid from the proceeds of this offering.

The cost of a qualified person to manage the program is included in the cost of the various programs. Usually a geologist who is responsible for geological mapping will supervise and be part of the sampling and preliminary geophysical program. Sample analysis is the cost of analysis of soil and rock samples to test for mineralization. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Gold Property Services of Winnemucca Nevada (operated by William Utterback, Professional Geologist) will supervise the exploration program. Trenching by backhoe will be done on the property. Soil sampling will be done on a grid covering as much of the property as possible. All Trenches will be filled in after sampling and mapping.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, and, accounting fees related to filing reports with the SEC unrelated to this public offering.

No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $80,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2005, the net tangible book value of our shares of common stock was approximately $8,103 or approximately $0.01 per share based upon 600,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 4,600,000 shares to be outstanding will be $88,103 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part.

After completion of this offering, if 4,000,000 shares are sold, you will own approximately 86.96% of the total number of shares then outstanding for which you will have made a cash investment of $80,000 or $0.02 per share. Our existing stockholders will own approximately 13.04% of the total number of shares then outstanding, for which they have made contributions of cash totaling $12,000 or approximately $0.02 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 3,600,000 shares to be outstanding will be approximately $68,103 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part.

After completion of this offering, if 3,000,000 shares are sold, you will own approximately 83.33% of the total number of shares then outstanding for which you will have made a cash investment of $60,000 or $0.02 per share. Our existing stockholders will own approximately 16.67% of the total number of shares then outstanding, for which they have made contributions of cash totaling $12,000 or approximately $0.02 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event the minimum number of shares are sold, the net tangible book value of the 3,100,000 shares to be outstanding will be approximately $58,103 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part.

After completion of this offering, if 2,500,000 shares are sold, you will own approximately 80.65% of the total number of shares then outstanding for which you will have made a cash investment of $50,000 or $0.02 per share. Our existing stockholders will own approximately 19.35% of the total number of shares then outstanding, for which they have made contributions of cash totaling $15,000 or approximately $0.02 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.02
Net tangible book value per share before offering	$0.01
Potential gain to existing shareholders	$0.01
Net tangible book value per share after offering	$0.02
Increase to present stockholders in net tangible book value per share
after offering	$0.01
Capital contributions	$12,000
Number of shares outstanding before the offering	600,000
Number of shares after offering assuming the sale of the maximum
number of shares	4,600,000
Percentage of ownership after offering	13.04%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.02
Dilution per share	$0.00
Capital contributions	$80,000
Number of shares after offering held by public investors	4,000,000
Percentage of capital contributions by existing shareholders	13.04%
Percentage of capital contributions by new investors	86.96%
Percentage of ownership after offering	86.96%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.02
Dilution per share	$0.00
Capital contributions	$60,000
Number of shares after offering held by public investors	3,000,000
Percentage of capital contributions by existing shareholders	16.67%
Percentage of capital contributions by new investors	83.33%
Percentage of ownership after offering	83.33%

Purchasers of Shares in this Offering if the minimum number of Shares Sold

Price per share	$0.02
Dilution per share	$0.00
Capital contributions	$50,000
Number of shares after offering held by public investors	2,500,000
Percentage of capital contributions by existing shareholders	19.35%
Percentage of capital contributions by new investors	80.65%
Percentage of ownership after offering	80.65%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 4,000,000 shares of common stock on a self-underwritten basis, 2,500,000 shares minimum, 4,000,000 shares maximum basis. The offering price is $0.02 per share. Funds from this offering will be placed in a separate bank account at Bank of Montreal, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L7 .Its telephone number is (604) 665-2643. The funds will be maintained in the separate bank account until we receive a minimum of $50,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without interest or a deduction of any kind. Further, no fees, such as bank fees, will be paid out of the funds held in the separate bank account. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,
*	change in the application of the proceeds.

If the changes above occur, any new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering through our officers and directors. They will receive no commissions from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at the meetings, to business associates and to their friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $100,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us. We reserve the right to terminate this offering at anytime. We have not determined under what circumstances we would terminate the offering prior to the expiration of the offering period, however, we reserve the right to do so. Such termination will be solely at our discretion. Should we do so and have not reached the minimum amount, your funds will be promptly returned to you. If we terminate the offering prior to the end to the offering period, but have reached at least the minimum offering amount, we will retain the proceeds.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "TOUCHSTONE MINING LIMITED"

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

We were incorporated in the State of Nevada on September 12, 2005. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search of mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on the Boulder Claim Group, Humboldt County, Nevada. We maintain our statutory registered agent's office at The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89544 and our business office is located at 808 Nelson Street, Suite 2103, Vancouver, British Columbia, Canada, V6Z 2H2. This is our mailing address as well. Our telephone number is (604) 684-7619. Douglas Scheving, our president, supplies this office space on a rent free basis.

There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

We have no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

On November 23, 2005, we executed a Mineral Claims Purchase Agreement with Mineral Exploration Services, Ltd. an unrelated third party that holds title to the property. Under the terms of the agreement, we have the right to explore for gold on 200 acres. The property is comprised of 10 lode mining claims in Humboldt County, Nevada. The terms of the agreement provided that we will pay Mineral Exploration Services, Ltd. $3,500 USD on signing and transfer of title, An additional $3,500 USD one year from signing, an additional $8,000 USD two years from signing, $10,000 USD.

Three years after signing, $10,000 USD four years after signing, and a final payment of $15,000 five years after signing to total $50,000 USD. In addition to the $50,000 USD in payments to Mineral Exploration Services Ltd., Touchstone has agreed to fund $50,000 of Exploration on th eproperty and to pay to Mineral Exploration Services Ltd. a 3% royalty on all mineral production. This royalty can be reduced to 1.5% at any time through the payment of $1,000,000 USD to Mineral Exploration Services Ltd.

We may terminate the agreement upon giving thirty (30) days notice prior to the commencement of an anniversary date. The property is subject to the rules and regulations of the Bureau of Land Management. We will be exploring for mineralized material. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. The lease grants us the right to enter on the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property.

We will be responsible for payment of any taxes and maintenance fees due to BLM for 2005 and every year after thereafter. Pursuant to the agreement, we will be responsible for paying taxes and maintenance fees of $1,700 in the first year and $1,250. per annum thereafter.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

The fee simple title to the property is owned by the United States of America. Mineral Property Services staked the land and has obtained a lease from the BLM. The property is referred to as the Boulder Claim Group. Mineral Exploration Services Ltd. has leased these claims and the rights that go with them to us. The lease grants us the right to enter on the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Claims

The property consists of 10 lode claims. The claims have been legally located and filed with the Humboldt County Recorder in Winnemucca, Nevada. After November 1, 2005 the annual fees payable to the Bureau Of Land Management (BLM) amount to $170.00 (U.S.$) per claim per year to keep the claims valid.

The following is a list of claim numbers, location, and date of recording of our claims:

Claim No	Location	Date of Recording
NMC-911327	Section 14, T. 35N., R. 34 E	Nov. 28 2005
NMC-911328	Section 14 T. 35N. R. 34E	Nov. 28 2005
NMC-911329	Section 14 T. 35N. R. 34E	Nov. 28 2005
NMC-911330	Section 14 T. 35N. R. 34E	Nov. 28 2005
NMC-911331	Section 14 T. 35N. R. 34E	Nov. 28 2005
NMC-911332	Section 14 T. 35N. R. 34E	Nov. 28 2005
NMC-911333	Section 14 T. 35N. R. 34E	Nov. 28 2005
NMC-911334	Section 14T. 35N. R. 34E	Nov. 28 2005
NMC-911335	Section 14T. 35N. R. 34E	Nov. 28 2005
NMC-911336	Section 14T. 35N. R. 34E	Nov. 26 2005

In total 10 mineral claims

Location and Access

The property is located near the extreme northern edge of the Eugene Mountains, approximately 29 miles west of Winnemucca via Jungo Road, near the southern boundary of Humboldt County . Section 14, in which the claims are located lies partly in the Gaskell (east-central border) and the Pronto (west-central border) USGS Topographic 7.5 Minute Series map sheets. The claim block straddles an east-west ridge, with access roads on both sides of the ridge. The main ridge summit is steep and rugged with no easy access except on foot.

History

No record has been found of previous exploration activity. On the ground, two short adits and a few, widely scattered prospect pits probably date between 1910 and 1940. There is no evidence that any material was stockpiled or removed from the property. Although two short adits and several prospect pits are located on the property, no written record of past production has yet been located. A reconnaissance survey of the adits and waste rock dumps revealed no indication that ore was encountered or removed from the property. The existing access road does not reach either of the adits.

Geology

Host rocks in the central part of the claim block are exposed on the slopes of the east-west ridge. Known locally as Big Easy Ridge.The ridge is flanked on the north and south with alluvial fans that only partly cover an eroded bedrock surface. It was within the alluvial fans that the spectacular gold specimens were found. The bedrock units of ALS Formation strike North 60-70 degrees east and dip northwest at 25 to 35 degrees. The two adits were driven into a small intrusion of diorite which is crosscut by several of the gold bearing quartz veins. These quartz veins vary in thickness from a few millimeters up to about one meter. They generally strike northwest (Azimuth 310 to 330 degrees) and dip northeast 25 to 35 degrees, but several other orientations were noted. Spectacular gold specimens were recovered from the alluvial fans inside the claim block on both sides of Big Easy Ridge. The 4.5 ounce specimen was recovered on the south side below the largest outcropping quartz vein and the two adits.

During the Pleistocene period this part of northern Nevada was covered by a large lake called Lake Lahontan. It probably never was deep enough to cover Big Easy Ridge. Terraces developed on the flanking alluvial fans indicate that its upper level was about 1,400 meters (4,593 feet) elevation. Most of the gold specimens recovered with the use of metal detectors were between 1,340 and 1,380 meters (4,395 and 4,527 feet) elevation. Their locations probably correspond to different strand lines along the fluctuating lake shore line.

Overburden on the ridge slopes is thin and discontinuous. Even the alluvial fan cover is thin, with frequent exposures of the underlying bedrock surface beveled by the wave action of Lake Lahontan. Some strategically located trenches would help complete a detailed geologic map of the claims and test portions of the gold veins that remain concealed.

MAP 1

FIGURE 1

HUMBOLDT
Property Location
Winnemucca
ELKO
WASHOE
PERSHING
LANDER
EUREKA
Reno
CHURCHILL
WHITE PINE
LYON
DOUGLAS
MINERAL
NYE
ESMERALDA
LINCOLN
CLARK
Las Vegas
N
0
50
100 Miles

LOCATION MAP

3

MAP 2

FIGURE 2

11
10
12
BD 1
BD 2
BD 3
BD 4
BD 5
BD 6
BD 7
BD 8
BD 9
BD 10
14
13
15
22
23
24
N
0 500 1000
SCALE
U.S. Survey Foot
TYPICAL CLAIM
CLAIM LOCATION DATES:
TIE POINT:
LODE CLAIM MAP
BD 1-10

4

Proposed Work

Supplies

Supplies and manpower are readily available for exploration of the property.

Other

Other than our interest in the property, we own no plans or other property.

Our Proposed Exploration Program

Working with a $18,619 budget, we plan on doing trenching work with a back-hoe to expose bedrock. Metal detecting, soil and rock chip sampling, and geological mapping will be done once the bedrock is exposed. The object of this work will be to determine if there is an economically recoverable gold resource on this property. All sample locations will be marked and mapped. The initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration.

It will take us two to three weeks to complete the trenching and collect the samples. Samples will be shipped to American Assay Labs of Reno Nevada, certified assayers. It will take another two to three weeks to obtain results from the lab. We will plot all sample locations on enlarged topo maps and provide GPS with these locations.

Funds will be used exclusively for trenching, grid installation, metal detection, sample collecting, supplies, shipping, lab costs, meals, motels, truck fuel and labor.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

The costs of our work program were provided by Professional Geologist William Utterback. He estimated the cost of supervision, trenching, grid mapping, metal detecting, sample analysis, assays, labor and supplies to be US$18,619. We have no relationship with Mr. Utterback. We will begin exploration activity after this public offering is completed.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for a gold ore body. We may or may not find an ore body. Our lease grants us the right to enter on the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property. We hope we do, but it is impossible to predict the likelihood of such an event. In addition, the nature and direction of the exploration may change depending upon initial results.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

Production of a detailed geologic map with emphasis on vein control (structure) and orientation should help guide a rock chip geochemlcal sampling program. Geochemlcal sampling of rock types and veins will show If, and where, gold la preferentially concentrated. A few, strategically located trenches could be more effectively located using the rock chip sampling results. The objective of this work would be to determine if there is an economically recoverable gold resource that has been overlooked on this property. This Initial phase of work will provide enough Information to allow any Interested gold exploration company to decide whether or not to proceed to the next phase of exploration drilling.

The following is an outline of the estimated expense of this first phase of exploration of this properties

Geologic mapping: 5 days @ $400.00 per day	$2,000.00
Rock chip sampling* 8 days 7 $400.00 per day	$3,200.00
Trenching, 3,000 feet.
Track hoe mobilazatlon/demoblllzatlon @ $135.00/hr.	$1,300.00
Track hoe trench work; 24 hours @ $I15.00/hour.	$2,760.00
Annual BLM Fees $170.00 x 10.	$1,700.00
County Recorder Fees $35.50 x 10 plus $4.00 map fee.	$ 359.00
Analytical cost per sample, rock chip samples:
Includes prep. cost per samples l.lkg @ $5.25 each	$ 525.00
Total cost for an estimated 100 samples:Au assays	$1,200.00
ICP trace element package 7 $10.00 per sample x 100s	$1,000.00
Reclamation Bond, BLM; 3,000 ft long x 4 ft wide x 3 ft
deep (0.275 Acres).	$1,425.00
Reclamation of phases with track hoes 10 hours @ $115.00 per hour.	$1,150.00
Geologist mapping/sampling trenches; 5 days @ $400.00/day.	$2,000.00
U.S. $ TOTAL	$18,619.00
Annual BLM Maintenance Fee, 2nd year forwards	$125.00/claim.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in the United States and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the regulations of the Bureau of Land Management.

The prospecting on the property is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management (BLM) office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. From time to time, an archeological clearance may need to be contracted to allow the testing program to proceed.

Rental Fee Requirement

The Federal government's Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $100 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by August 31, of each year. TOUCHSTONE MINING LIMITED has paid this fee through 2006. The assessment year ends on noon of September 1 of each year. The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders made qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located. We do not qualify for a Small Miner Exemption. The following sets for the BLM fee schedule:

Fee Schedule* (per claim)
Location Fee	$30.00
Maintenance Fee.	$125.00
Service Charges	$10.00
Transfer Fee	$5.00
Proof of Labor	$5.00
Notice of Intent to Hold	$5.00
Transfer of Interest	$5.00
Amendment	$5.00
Petition for Deferment of Assessment Work	$25.00
Notice of Intent to Locate on Stock Raising Homestead land	$25.00
* Fee schedule reflects increases of July 2004 and July 2005.

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken "before" and "after" any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant's responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

The Nevada law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Nevada trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

Gold Property Services Ltd. (William Utterback) will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Nevada and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in the State of Nevada is returning the surface to its previous condition upon abandonment of the property. We will only be using "non-intrusive" exploration techniques and will not leave any indication that a sample was taken from the area. Gold Property Services, Ltd. and the employees will be required to leave the area in the same condition as they found it - on a daily basis.

We have not allocated any funds from the proceeds of this offering for the cost of reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Scheving, our president has agreed to pay the cost of reclamation should we not find mineralized material.

Subcontractors

We intend to use the services of Gold Property Services, Ltd. who will supervise the subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no full-time employees. Our two officers and directors are part-time employees and each will devote about 10% of their time or four hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the amount of money in this offering, we believe it, together with the loans and purchase of shares by the directors ($15,383 in loans and $12,000 in share purchases) will last a minimum of twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is located on Boulder Group, in Humboldt County, Nevada.

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property at the direction of Robert S. Adamson and a property examination and report by Professional Engineer Robert F. McIntyre.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can' t predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of establishing a grid and taking soil samples at regular intervals. The soil samples will be analyzed to determine if elevated amounts of minerals are present. The results will be plotted on a map to determine where the elevated areas of mineralization occur. Rock samples and geological mapping and prospecting will be done by competent professionals. Preliminary geophysical surveying will also be done if sufficient funds are available to try and locate anomalies which may be caused by mineralization which is not evident on surface. Based upon the results of the exploration Mr. Scheving will determine, in consultation with our consultants, if the property is to be dropped or further exploration work done. Mr. Scheving will not receive fees for his services. The proceeds from this offering are designed only to fund the costs of an exploration program recommended by professional engineer, Robert McIntyre. Additional funding will be required to take the property to a more advanced stage of exploration. We intend to take our samples to analytical chemists geochemists, and registered assayers in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We estimate the cost of the proposed work program to be $18,619.

We estimate it will take up to 15 days to complete the program. We will begin the program ninety days after the completion of the offering, weather permitting. If sufficient funds are raised, we will do a preliminary geophysical program.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and directors and Mr. Scheving has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. Mr. Scheving has advanced $15,383 to date. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. The funds raised in this offering, together with the loans advanced, will allow the company to operate for a minimum of one year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property containing ten claims. The property is staked and we will begin our exploration plan upon completion of this offering, weather permitting. We expect to start exploration operations within ninety days of completing this offering, weather permitting. As of the date of this prospectus we have yet to being operations and therefore we have yet to generate any revenues.

Since inception, we have issued 600,000 shares of our common stock and received $12,000.

We have received $15,383 in loans from Mr. Scheving, one of our directors.

As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

We issued 600,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933 in September 2005. The purchase price of the shares was $12,000. This was accounted for as an acquisition of shares. Mr. Scheving covered our initial expenses of $15,000 for incorporation and legal fees and $383 for various office expenses and working capital. The amount owed to Mr. Scheving is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Scheving is oral and there is no written document evidencing the agreement.

As of September 30, 2005, our total assets were $26,986 and our total liabilities were $18,883.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Douglas W. Scheving	55	President, Principal Executive Officer,
808 Nelson Street		and a member of the Board of Directors
Suite 2103
Vancouver, British Columbia
Canada V6Z 2H2

Jack N. BesMargian	62	Secretary, Treasurer, Principal Financial Officer, Principal
7612 Cambie Street		Accounting Officer and a member of the Board of
Vancouver, British Columbia		Directors
Canada V6P 3H7

Mr. Scheving and Mr. BesMargian have been officers and directors since inception.

Background of Officers and Directors

Douglas W. Scheving has been our president, principal executive officer and a member of our board of directors since inception. Since August 2004, Mr. Scheving has been the president, principal executive officer and a member of the board of directors of Electrum Mining Limited. Since July 1993, Mr. Scheving has held various positions with Golden Glacier Resources Ltd./Exeter Resource Corporation, a TSX Venture Exchange listed exploration stage mining company located in Vancouver, British Columbia. Mr. Scheving is currently director and chairman of the audit committee. He has also held the positions of president and secretary. Since October 1997, Mr. Scheving has held various positions with Golden Dynasty Resources Limited, a TSX Venture Exchange listed oil and gas and mining exploration company located in Vancouver, British Columbia. He is currently a director, corporate secretary and member of the audit committee. He previously held the position of president. Since April 2001, Mr. Scheving has been the owner Corporate Administrative Services Limited located in Vancouver, British Columbia. Corporate Administrative Services is engaged in the business of bookkeeping, invoice paying, and providing office services. From 1994 to 1997, Mr. Scheving was a member of the board of directors of Interactive Supply Inc., a computer protection sales corporation located in Vancouver, British Columbia. After this offering is completed, Mr. Scheving will devote 10% of his time to us and 10% of his time to Electrum Mining Limited, or approximately 4 hours per week to our operation. Currently, the remaining 40% of Mr. Scheving's time is devoted to personal travel and recreation.

Jack N. BesMargian has been our secretary, treasurer, principal financial officer, principal accounting officer and a member of the board of directors since inception. Since 1999, Mr. BesMargain has been the accountant for Armada Mercantile Limited. Armada Mercantile Limited, a British Columbia corporation, is engaged in the business of merchant banking. Since 1996, Mr. BesMargain has been the accountant for Golden Dynasty Resources Limited. Golden Dynasty Resources Limited, a British Columbia corporation, is engaged in the business of mineral exploration. Since 1999, Mr. BesMargain has been the accountant for Copper Creek Ventures Ltd. Copper Creek Ventures, a British Columbia corporation, is engaged in the business of mineral exploration. Since 1999, Mr. BesMargain has been the accountant for Petrostar Petroleum Corporation. Petrostar Petroleum Corporation, a British Columbia corporation, is engaged in the business of oil and gas exploration. Since 1995, Mr. BesMargain has been the accountant for Discfactories Corporation. Discfactories Corporation, a British Columbia corporation, is engaged in the business of duplication of digital recordable optical disk. After this offering is completed, Mr. BesMargain will devote 10% of his time to us, or approximately 4 hours per week to our operation. Currently, the remaining 90% of Mr. BesMargain' s time is devoted to his other business interests and personal travel and recreation.

Conflicts of Interest

We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their unwillingness to devote full time to our operations. Our officers and directors do not work for businesses or entities with interests that may be adverse to ours. We do not see a conflict of interest with Electrum Mining Limited since Electrum Mining Limited will not be acquiring any interest in our property. Electrum Mining Limited is an exploration stage mining company that owns interest in one properties, the BlueBell property containing twenty claims. Electrum Mining Limited must raise capital through the issuance of debt or equity securities in the near future to survive. The only conflict that we foresee is Mr. Scheving' s devotion of time to projects that do not involve us. In the event that Mr. Scheving ceases devoting time to our operations, he has agreed to resign as an officer and director.

No policy has been implemented or will be implemented to address conflicts of interest.

In the event all of our officers and directors resign from their positions at once, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on September 12, 2005 through to September 30, 2005 for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table

						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names Executive				Compen-	SARs	Restricted	LTIP	Compen-
Officer and Principal	Year	Salary	Bonus	sation	Granted	Share	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	Units	(US$)	(US$)
Douglas W. Scheving	2005	0	0	0	0	0	0	0
President	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Jack N. BesMargian	2005	0	0	0	0	0	0	0
Secretary & Treasurer	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We have not paid any salaries in 2005, and we do not anticipate paying any salaries at any time in 2005. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold
Douglas W. Scheving	300,000	300,000	6.52%
808 Nelson Street, Suite 2103
Vancouver, British Columbia
Canada V7Z 2H2

Jack N. BesMargian	300,000	300,000	6.52%
7612 Cambie Street
Vancouver, British Columbia
Canada V6P 3H7

All Officers and Directors	600,000	600,00	13.04%
as a Group (2 person)

[1]	The persons named above "promoters" as defined in the Securities Exchange Act of 1934. Messrs. Scheving and BesMargian are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 600,000 shares of common stock were issued to our officers and directors in September 2005. The 600,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 600,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.02. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 13.04% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In September 2005, Douglas W. Scheving, our president and one of our directors, acquired 300,000 shares of our common stock, and Jack M. BesMargian acquired 300,000 shares of our common stock. The 600,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker. If the minimum number of shares are sold, Mr. Scheving and Mr. BesMargian could each begin selling 31,000 shares quarterly beginning September 12, 2006. If the maximum number of shares are sold, Mr. Scheving and Mr. BesMargian could each begin selling 23,000 shares quarterly.

In September 2005, Mr. Scheving loaned us $15,383 to pay the costs of incorporation, accounting fees and a portion of legal fees for this offering. The principal sum is non-interest bearing. There is no writing to evidence the foregoing. The agreement is entirely oral.

Our officers and directors are our only promoters. They have not received nor will they receive anything of value from us, directly or indirectly in their capacities as promoters.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to September 30, 2005 included in this prospectus have been audited by Staley, Okada & Partners as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Staley, Okada & Partners, Chartered Accountants.

Our financial statements immediately follow:

Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-3800 info@staleyokada.com www.staleyokada.com

Report of Independent Registered Public Accounting Firm
 ______________________________________________________________________________

To the Stockholders of Touchstone Mining Limited:

We have audited the accompanying balance sheet of Touchstone Mining Limited (the "Company") as at September 30, 2005 and the related statements of loss, changes in stockholders' equity, and cash flows for the period from its inception (September 12, 2005) to September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at September 30, 2005, and the results of its operations and its cash flows for the period from its inception (September 12, 2005) to September 30, 2005, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations and had suffered a loss from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Staley, Okada & Partners

Vancouver, B.C.	STALEY, OKADA & PARTNERS
November 16, 2005 (except for Note 7 which is as at November 23, 2005)	CHARTERED ACCOUNTANTS

Touchstone Mining Limited (An Exploration Stage Company)	Statement 1
Balance Sheet
As at September 30, 2005
Expressed in US Funds

ASSETS
Current
Cash and cash equivalents	$11,986
Prepaid expenses (Note 5)	15,000
$26,986

LIABILITIES
Current
Accrued liabilities	$3,500
Due to related party (Note 4)	15,383
18,883

Going Concern (Note 1)

STOCKHOLDERS' EQUITY
Capital Stock (Note 3)
Authorized: 100,000,000 common shares, $0.00001 par value
Issued and outstanding shares: 600,000 shares	6
Capital in excess of par value	11,994
Deficit accumulated during the exploration stage - Statement 3	(3,897)
Equity - Statement 3	8,103
$26,986

- See Accompanying Notes -

Touchstone Mining Limited (An Exploration Stage Company)	Statement 2
Statement of Loss
Expressed in US Funds

Cumulative from Inception (September 12, 2005) to September 30, 2005
General and Administrative Expenses	$3,897

Loss for the Period	$(3,897)

Basic and Diluted Loss per Common Share	$(0.01)

Weighted Average Number of Shares Outstanding	600,000

- See Accompanying Notes -

Touchstone Mining Limited (An Exploration Stage Company)	Statement 3
Statement of Stockholders' Equity
Expressed in US Funds

				Deficit
				Accumulated
			Capital in	During the
	Common Shares		Excess of	Development
	Shares	Amount	Par Value	Stage	Total
Inception - September 12, 2005	-	$-	$-	$-	$-

Common shares issued for cash at $0.02 per share	600,000	6	11,994	-	12,000

Loss for the period	-	-	-	(3,897)	(3,897)

Balance - September 30, 2005	600,000	$6	$11,994	$(3,897)	$8,103

- See Accompanying Notes -

Touchstone Mining Limited (An Exploration Stage Company)	Statement 4
Statement of Cash Flows
Expressed in US Funds

Cash Resources Provided By (Used In)	Cumulative from Inception (September 12, 2005) to September 30, 2005
Operating Activities
Loss for the period	$(3,897)

Changes in operating assets and liabilities:
Prepaid expenses	(15,000)
Accrued liabilities	3,500
(15,397)

Investing Activities
-

Financing Activities
Advances from related party	15,383
Issuance of capital stock	12,000
27,383

Net Increase in Cash	11,986
Cash position - Beginning of Period	-
Cash Position - End of Period	$11,986

Supplemental Cash Flow Disclosure:
Cash paid for interest	$-
Cash paid for income taxes	$-

- See Accompanying Notes -

Touchstone Mining Limited (An Exploration Stage Company)
Notes to Financial Statements
September 30, 2005
Expressed in US Funds

_____________________________________________________________________________________________
1.	Organization and Going Concern

The Company is a Nevada corporation incorporated on September 12, 2005. It is based in Vancouver, British Columbia, Canada.

The Company is an exploration stage company that intends to engage principally in the acquisition, exploration and development of resource properties. Subsequent to period end, the Company signed an option agreement to acquire a property (note 7). To date, the Company' s activities have been limited to its formation and the raising of equity capital. At present, management is devoting most of its activities to getting an SB-2 Registration Statement declared effective.

Going Concern and Liquidity Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at September 30, 2005, the Company has a loss from operations of $3,897 and an accumulated deficit of $3,897. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending September 30, 2006.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop mineral properties and the discovery, development and sale of ore reserves.

In response to these problems, management has planned the following actions:
*	The Company intends to apply for an SB-2 Registration Statement.
*	Management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

______________________________________________________________________________________________________
2.     Significant Accounting Policies

a)	Basis of Presentation
The accounting and reporting policies of the Company conform to United States generally accepted accounting principles applicable to exploration stage enterprises.
b)	Fiscal Periods
The Company's fiscal year end is September 30.
c)	Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company' s periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

Touchstone Mining Limited (An Exploration Stage Company)
Notes to Financial Statements
September 30, 2005
Expressed in US Funds

__________________________________________________________________________________________
2.     Significant Accounting Policies - Continued

d)	Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

e)	Mineral Property Costs

The Company has been in the exploration stage since its formation in September 12, 2005 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be depreciated using the units-of-production method over the estimated life of the probable reserve.

f)	Environmental Expenditures

The operations of the company have been, and may in the future, be affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the company vary greatly and are not predictable. The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

g)	Fair Value of Financial Instruments and Derivative Financial Instruments

The Company has adopted Statement of Financial Accounting Standards ("SFAS") Number 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." The carrying amounts of cash and cash equivalents and amount due to related party approximate their fair values because of the short maturity of these items. Certain fair value estimates may be subject to and involve, uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

h)	Segmented Reporting

SFAS Number 131, "Disclosure About Segments of an Enterprise and Related Information", changed the way public companies report information about segments of their business in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company presently operates only in Canada.

Touchstone Mining Limited (An Exploration Stage Company)
Notes to Financial Statements
September 30, 2005
Expressed in US Funds

___________________________________________________________________________________________
2.     Significant Accounting Policies - Continued

i)	Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS Number 109, " Accounting for Income Taxes" , which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

j)	Earnings (Loss) per Share

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, " Earnings per Share," ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

k)	Risks and Uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial operational, technological and other risks associated with operating a resource exploration business, including the potential risk of business failure.

l)	Foreign Currency Translations

The Company's functional currency is the Canadian dollar. The Company's reporting currency is the U.S. dollar. All transactions initiated in Canadian dollars are translated into U.S. dollars in accordance with SFAS No. 52 "Foreign Currency Translation" as follows:

	i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date; and
	ii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders' equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income.

For foreign currency transactions, the Company translates these amounts to the Company's functional currency at the exchange rate effective on the invoice date. If the exchange rate changes between the time of purchase and the time actual payment is made, a foreign exchange transaction gain or loss results which is included in determining net income for the period.

Touchstone Mining Limited (An Exploration Stage Company)
Notes to Financial Statements
September 30, 2005
Expressed in US Funds

__________________________________________________________________________________________
2.     Significant Accounting Policies - Continued

m)	Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company's management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

n)	Derivative Financial Instruments
The Company was not a party to any derivative financial instruments during the reported fiscal period.
o)	Stock-Based Compensation

The Company accounts for stock-based compensation issued to employees based on SFAS No. 123R "Share Based Payment". SFAS No. 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans".

SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For non-public entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

As at September 30, 2005, the Company had no stock-based compensation plans nor had it granted options to employees. No stock-based employee compensation cost is reflected in net loss, as no options had been granted.

Touchstone Mining Limited (An Exploration Stage Company)
Notes to Financial Statements
September 30, 2005
Expressed in US Funds

___________________________________________________________________________________________
2.     Significant Accounting Policies - Continued

p)	Comprehensive Income (Loss)

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. For the period ended September 30, 2005, the Company had no items of other comprehensive income. Therefore, net loss equals comprehensive loss for the period ended September 30, 2005.

___________________________________________________________________________________________
3.     Capital Stock

a)     Authorized Stock

The Company has authorized 100,000,000 common shares with a par value of $0.00001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholder of the Company is sought.

b)     Share Issuance

Since inception, the Company has issued 600,000 common shares at $0.02 per share for total proceeds of $12,000 being $6 for par value shares and $11,994 for capital in excess of par to directors and officers of the Company.

___________________________________________________________________________________________
4.     Due to Related Party

As of September 30, 2005, the Company was obligated to a director, who is also an officer, and a shareholder, for a non-interest bearing demand loan with a balance of $15,383.

__________________________________________________________________________________________
5.     Commitments

The Company signed an agreement to pay $25,000 in legal fees once the SB-2 Registration Statement has been declared effective. During the period, the Company advanced its legal counsel $15,000 which was accordingly classified as prepaid expenses. The remaining balance of $10,000 will be paid within the next fiscal year.

__________________________________________________________________________________________

Touchstone Mining Limited (An Exploration Stage Company)
Notes to Financial Statements
September 30, 2005
Expressed in US Funds

___________________________________________________________________________________________
6.	New Accounting Pronouncements

Recent accounting pronouncements that are listed below did and/or are not currently expected to have a material effect on the Company's financial statements.

FASB Statements:

	*	Number 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections;
	*	Number 146, Accounting for Costs Associated with Exit or Disposal Activities;
	*	Number 147, Acquisitions of Certain Financial Institutions - An amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9;
	*	Number 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123;
	*	Number 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities;
	*	Number 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;
	*	Number 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4

FASB Interpretations:

*

Number 45, Guarantor' s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - and Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34;

	*	Number 46, Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51.

__________________________________________________________________________________________
7.	Subsequent Event

On November 23, 2005 the company entered into a mineral claim purchase agreement with Mineral Exploration Services, Ltd., of Reno, Nevada, to purchase ten mining claims in Humbolt County, Nevada. The terms of the agreement call for payments of $50,000 to be made over the next five years as follows:

	$3,500	upon signing
	3,500	on or before November 23, 2006
	8,000	two years from signing on or before November 23, 2007
	10,000	three years from signing on or before November 23, 2008
	10,000	four years from signing on or before November 23, 2009
	15,000	five years from signing on or before November 23, 2010
$50,000

In addition to the property payments, the Company is required to incur $50,000 of exploration work on the property by November 23, 2010 and to pay a 3% royalty on all mineral commodities produced from the property. The Company has a report from professional geologist, William Utterback, recommending a work program of $18,619. The program consists of trenching, sampling and geological mapping to determine the source of certain high-grade gold specimens found on the property. Mr. Utterback's recommended program will be part of the work program and must be completed in the first year.

__________________________________________________________________________________________

Until April 24, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.